Exhibit 99.1

Hawker Beechcraft

News Release

Press contact:	Investor Relations contact:

Nicole Alexander	Sidney E. Anderson
+1.316.676.3212	+1.316.676.8014
nicole_alexander@hawkerbeechcraft.com www.hawkerbeechcraft.com

Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company Announce Amendments to Cash Tender Offer

WICHITA, Kan. (May 19, 2009) – Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company (together, the “Company”) announced today amendments to the Company’s previously announced cash tender offer (the “Tender Offer”). The Company is increasing the Maximum Tender Amount for its outstanding 8.875%/9.625% Senior PIK-Election Notes due 2015, 9.75% Senior Subordinated Notes due 2017 and 8.5% Senior Fixed Rate Notes due 2015 (collectively, the “Notes”) from $100 million to $150 million. The Company is also extending the Early Tender Premium deadline from 5:00 p.m., New York City time, on May 18, 2009 (the “Early Tender Date”) to 12:00 midnight, New York City time, on Tuesday, June 2, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”). All other terms of the Tender Offer remain unchanged. As a result, withdrawal rights of tendering holders of the Notes have expired.

Holders of Notes that validly tendered their Notes on or before the Early Tender Date and whose Notes are accepted for purchase will receive the previously announced Total Consideration. As a result of the extension of the Early Tender Premium deadline, holders of Notes that are validly tendered prior to the Expiration Date and accepted for purchase will also receive the previously announced Total Consideration. The Tender Offer is not subject to any minimum amount of tenders. Notes that have been validly tendered but not accepted for purchase will be promptly returned to the tendering holder after the Expiration Date.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the Letter of Transmittal that were sent to holders of the Notes. All capitalized terms used but not defined in this press release shall have the meanings ascribed to them in the Offer to Purchase. Holders are urged to read the Offer to Purchase and the Letter of Transmittal carefully.

Consummation of the Tender Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Offer to Purchase. The Company may amend, extend or terminate the Tender Offer at any time. In addition, the Company reserves the right to further increase the Maximum Tender Amount for the Notes at any time, which could result in purchasing a greater principal amount of Notes in the Tender Offer.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. MacKenzie Partners, Inc. is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692 (collect). Requests for copies of the Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

THE TENDER OFFER IS BEING MADE SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL. UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES OR ANY OTHER SECURITIES OF THE COMPANY. THE TENDER OFFER IS BEING MADE ONLY BY THE OFFER TO PURCHASE DATED MAY 5, 2009 AND THE RELATED LETTER OF TRANSMITTAL.

THE TENDER OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION WHERE THE LAWS REQUIRE TENDER OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER, OR ONE OR MORE REGISTERED BROKER DEALERS UNDER THE LAWS OF SUCH JURISDICTION.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.